SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 2, 2007

Dear Fellow Shareholder,

I am pleased to invite you to the Annual Meeting of Common Shareholders of Unitil Corporation, scheduled to be held on Thursday, April 19, 2007, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders are being asked to vote on the election of three Directors.

We hope that you are able to attend the Annual Meeting. Whether or not you plan to be present, we urge you to vote your shares. Your vote is important whether you own one share or many. Please complete and sign the enclosed proxy card and return it in the envelope provided.

Thank you for your continued interest in Unitil.

Sincerely,

Robert G. Schoenberger

Chairman of the Board of Directors,

Chief Executive Officer and

President

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

Hampton, New Hampshire

March 2, 2007

To the Common Shareholders:

You are hereby notified that the annual meeting of common shareholders of Unitil Corporation will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 19, 2007, at 10:30 A.M., for the following purposes:

1.	To elect three Directors.

2.	To act on such other matters as may properly come before the meeting and any adjournments thereof.

The enclosed form of proxy has been prepared at the direction of the Board of Directors of Unitil and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

The Board of Directors fixed February 14, 2007, as the date for determining holders of record of Common Stock who are thereby entitled to notice of and to vote at this meeting and any adjournments thereof.

Regardless of whether or not you plan to attend the meeting, please be sure your shares are represented at the meeting and complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting, or in person at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

March 2, 2007

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Proxy Statement

ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 19, 2007

This proxy statement, the accompanying proxy card, and the Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the year 2006, are being provided beginning March 2, 2007 to shareholders in connection with the Unitil Corporation (“Unitil” or “the Company”) 2007 Annual Meeting of Shareholders (the “Annual Meeting”). The Unitil Corporation Board of Directors (the “Board of Directors” or “the Board”) is soliciting your proxy to vote your shares at the Annual Meeting. As a shareholder of the Company, you are invited to attend the Annual Meeting, as well as entitled to and requested to vote on the proposal described in this proxy statement. This proxy statement provides information to assist you in voting your shares.

Definition of Proxy

A proxy is your legal designation of another person, the “proxy,” to vote on your behalf. With the completion and return of your proxy card, you are giving the persons appointed as proxies by the Board of Directors, Robert G. Schoenberger and Mark H. Collin, the authority to vote your shares in the manner indicated on your proxy card.

Voting Information

You are entitled to receive notice of and to vote at the Annual Meeting if you own shares of Unitil common stock as of the close of business on the record date, February 14, 2007. You may cast one vote for each share of common stock you own on all matters presented at the Annual Meeting. On February 14, 2007, the Company had 5,659,931 shares of common stock, no par value, issued and outstanding and entitled to vote at the Annual Meeting.

If your shares are registered directly in your name with Unitil’s transfer agent, Computershare Trust Company, N.A., (“Computershare”) as of the record date, you are considered the holder of record, and the Company has sent the proxy materials and proxy card directly to you. As a holder of record, you may vote your shares by returning the enclosed proxy card, or you may vote your shares in person at the Annual Meeting.

If your shares are held in the name of a bank, brokerage account or other nominee as of the record date, you are considered the beneficial owner of the shares held in street name. Your bank, broker or other nominee has sent you the proxy materials and a vote instruction form. You have the right to direct your bank, broker, or other nominee on how to vote the shares by completing and returning the vote instruction form or by following the voting instructions provided. If you wish to attend the Annual Meeting and vote your shares in person, you must first obtain a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the meeting.

You have the right to revoke your proxy at any time before the Annual Meeting. If you are a holder of record, you may contact Unitil’s Corporate Secretary at 1-800-999-6501 or at the address listed on page 8 prior to the meeting, or in person at the meeting. The latest-dated, properly completed proxy that you submit will count as your vote. If you are a beneficial owner and your shares are held in street name, you must contact your bank, broker or other nominee and follow their procedures for changing your vote instructions. If no instructions are specified on a returned proxy card, shares will be vote FOR the election of the nominees for Directors. Abstentions and non-votes will have the same effect as negative votes. Every properly signed or submitted proxy will be voted unless previously revoked.

Quorum Requirement

In order to conduct the Annual Meeting, a majority of the outstanding shares of common stock entitled to vote must be present or be represented by proxy. This is referred to as a quorum. Assuming a quorum is present, the favorable vote of a majority of the shares of common stock represented and voting will be required for approval of all matters that may come before the meeting, including the election of Directors.

Proposal For Your Consideration in 2007

At the 2007 Annual Meeting, you are voting on one proposal, Election of Directors. Michael J. Dalton, Edward F. Godfrey and Eben S. Moulton are each standing for re-election to the Board for a term of three years. Details on this proposal are included in the section entitled “As to the Election of Directors.” The Board of Directors recommends a vote FOR the three directors named above.

Vote Tabulation and Certification

Representatives of the Company’s transfer agent, Computershare, will count the votes and certify the election results.

Unitil currently has the following subsidiaries—Fitchburg Gas and Electric Light Company (“FG&E”), Unitil Energy Systems, Inc. (“Unitil Energy”), Unitil Power Corp. (“Unitil Power”), Unitil Realty Corp. (“Unitil Realty”), Unitil Resources, Inc. (“Unitil Resources”), Unitil Service Corp. (“Unitil Service”) and Usource, Inc. (“Usource”)—that will be referenced throughout this document.

Beneficial Ownership

No person owns of record and, to the knowledge of the Company, no person owns beneficially, more than five percent of the Company’s common stock that may be voted at the Annual Meeting.

The following table sets forth information on the beneficial ownership of Unitil common stock by the directors, the named executive officers in the Summary Compensation Table, and all Directors and officers as a group as of the record date, February 14, 2007. To the knowledge of Unitil, each director and officer has sole voting and investment power with respect to the shares reported, except as otherwise noted in the footnotes to the following table.

STOCK OWNERSHIP OF DIRECTORS AND OFFICERS (1)

Name of Person or Group	Amount and Nature of Beneficial Ownership	Percent of Class
Dr. Robert V. Antonucci Director	432	*
David P. Brownell Director	2,637	*
Michael J. Dalton (2) Director	37,082	*
Albert H. Elfner, III Director	6,549	*
Edward F. Godfrey Director	2,058	*
Michael B. Green Director	1,487	*
Eben S. Moulton Director	2,994	*
M. Brian O’Shaughnessy Director	3,560	*
Charles H. Tenney III Director	4,379	*
Dr. Sarah P. Voll Director	1,641	*
Robert G. Schoenberger (3) (4) (5) Chairman of the Board, Chief Executive Officer and President	133,045	2.31%
Mark H. Collin (6) Senior Vice President, Chief Financial Officer and Treasurer	12,669	*
Thomas P. Meissner, Jr. (7) Senior Vice President and Chief Operating Officer	10,726	*
George R. Gantz (8) Senior Vice President, Unitil Service	16,722	*
Todd R. Black (9) President, Usource	9,988	*
All Directors and Executive Officers as a Group (19 Persons) (10)	273,918	4.73%

*	less than one percent

NOTES:

(1)	Based on information furnished to Unitil by the directors and officers. No director standing for election, no director whose term is continuing, with the exception of Mr. Schoenberger, and no officer beneficially owns more than one percent of the total outstanding shares. Options held under the 1989 Key Employee Stock Option Plan (“KESOP”) and the 1998 Stock Option Plan represent unissued shares of common stock that remain unexercised and are not included in the total shares outstanding as of the record date.
(2)	Included are 8,088 shares held by a member of Mr. Dalton’s family. He has no voting rights or investment power with respect to, and no beneficial interest in, such shares.
(3)	Included are 3,252 shares that are held in trust for Mr. Schoenberger under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Schoenberger has voting power only with respect to the shares credited to his account.
(4)	Included are 40,388 option shares that Mr. Schoenberger has the right to purchase pursuant to the exercise of that option under the terms of the KESOP, and 60,000 fully-vested option shares that Mr. Schoenberger has the right to purchase upon the exercise of those options under the terms of the 1998 Stock Option Plan.
(5)	Included are 14,300 shares of unvested restricted stock, which includes the 2007 grant of 3,300 shares of restricted stock awarded on February 9, 2007. All shares of restricted stock were granted under the terms and conditions of the Restricted Stock Plan.
(6)	Included are 1,744 shares that are held in trust for Mr. Collin under the terms of the 401(k). Mr. Collin has voting power only with respect to the shares credited to his account. Also included are 5,000 shares that Mr. Collin has the right to purchase upon the exercise of options under the 1998 Stock Option Plan, and 4,030 unvested restricted shares granted under the terms and conditions of the Restricted Stock Plan.
(7)	Included are 636 shares that are held in trust for Mr. Meissner under the terms of the 401(k). Mr. Meissner has voting power only with respect to the shares credited to his account. Also included are 3,000 shares that Mr. Meissner has the right to purchase upon the exercise of options under the 1998 Stock Option Plan, and 4,930 unvested restricted shares granted under the terms and conditions of the Restricted Stock Plan.
(8)	Included are 7,500 shares that Mr. Gantz has the right to purchase upon the exercise of options under the 1998 Stock Option Plan, and 2,800 unvested restricted shares granted under the terms and conditions of the Restricted Stock Plan.
(9)	Included are 732 shares that are held in trust for Mr. Black under the terms of the 401(k). Mr. Black has voting power only with respect to the shares credited to his account. Also included are 6,000 shares that Mr. Black has the right to purchase upon the exercise of options under the 1998 Stock Option Plan, and 1,755 unvested restricted shares granted under the terms and conditions of the Restricted Stock Plan.
(10)	Included are 133,888 shares that Executive Officers have the right to purchase upon the exercise of options under both the KESOP and the 1998 Stock Option Plan, and 32,380 shares of unvested restricted stock granted under the terms and conditions of the Restricted Stock Plan. For additional information on the KESOP, 1998 Stock Option Plan, and the Restricted Stock Plan, see the Compensation Discussion and Analysis beginning on page 23. No shares held by any director or officer have been pledged.

Description of Management

The table below shows officers’ biographical information, including the named executive officers (“NEOs”) with the exception of Mr. Schoenberger. Biographical information for Mr. Schoenberger, who is a Director, as well as Chairman, Chief Executive Officer and President of the Company, is included in the section of this document entitled “As to the Election of Directors—Information About Directors Whose Terms of Office Continue Until 2008 or 2009” on page 14.

MANAGEMENT INFORMATION TABLE

Name and Principal Position	Age	Description
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	47	Mr. Collin has been Unitil’s Senior Vice President and Chief Financial Officer since February 2003. Mr. Collin has served as Unitil’s Treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s Vice President of Finance from 1995 until 2003.
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	44	Mr. Meissner has been Unitil’s Senior Vice President and Chief Operating Officer since June 2005. Mr. Meissner served as Unitil’s Senior Vice President, Operations from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s Director of Engineering from 1998 to 2003.
George R. Gantz Senior Vice President, Unitil Service	55	Mr. Gantz has been Unitil’s Senior Vice President, Customer Services and Communications since January 2003. Mr. Gantz joined Unitil in 1983 and served as Unitil’s Senior Vice President, Communication and Regulation from 1994 to 2003.
Todd R. Black President, Usource	42	Mr. Black has been President of Usource since June 2003. Mr. Black joined Unitil in 1998 and served as Vice President, Sales and Marketing for Usource from 1998 to 2003.
Laurence M. Brock Controller & Chief Operating Officer	53	Mr. Brock has been Unitil’s Controller and Chief Accounting Officer since June 2005. Mr. Brock joined Unitil in 1995 as Vice President and Controller, and is a Certified Public Accountant in the state of New Hampshire.
George E. Long, Jr. Vice President, Unitil Service	50	Mr. Long has been Unitil’s Vice President, Administration since February 2003. Mr. Long joined Unitil in 1994 and was Director, Human Resources from 1998 to 2003.
Raymond J. Morrissey Vice President, Unitil Service	59	Mr. Morrissey has been Unitil’s Vice President, Information Systems since February 2003. Mr. Morrissey served as Unitil’s Vice President of Customer Service from 1992 to 2003, and from 1991 to 1992, he was the General Manager of Unitil’s subsidiary, FG&E. Mr. Morrissey joined Unitil in 1985.
Sandra L. Whitney Corporate Secretary	43	Ms. Whitney has been Unitil’s Corporate Secretary and Secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and has been the Corporate Secretary of Unitil’s subsidiary companies, FG&E, UES, Unitil Power, Unitil Realty and Unitil Service since 1994.

Corporate Governance and Policies of the Board

The Company maintains a tight focus on corporate governance and actively monitors continued revisions in the implementation of the Sarbanes-Oxley Act of 2002, both new and revised Securities and Exchange Commission (“SEC”) regulations, and governance changes mandated by the American Stock Exchange (“AMEX”). The Company, with the Board’s oversight, continues to address the emerging issues concerning corporate governance and financial disclosure. The Company will continue to monitor all new developments and adopt changes and institute procedures as may be warranted or appropriate.

The Board of Directors is committed to sound and effective corporate governance practices. Accordingly, the Board of Directors has adopted and documented Corporate Governance Guidelines and Policies of the Board of Directors (“Corporate Governance Guidelines”), which guide, among other things, its actions with respect to the composition of the Board, how the Board will function, the director candidate selection process, the Board’s standing committees, and procedures for appointing members of these committees. The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Executive Committee and Nominating Committee. Each of these committees has a formal written charter. The Corporate Governance Guidelines, as well as the charters for each of the standing committees, are available for review on the Company’s website at www.unitil.com/content/investors.

General Governance Policies of the Board

The Board of Directors has a Directors’ stock ownership policy that no director may be nominated as a candidate for election to a second term as part of the slate of directors proposed by the Company unless he or she is a beneficial owner, either directly or indirectly, of at least 1,000 shares of Unitil Common Stock. The Board of Directors also has a directors’ age limitation policy that provides no director may be nominated as a candidate or for reelection as part of the slate of directors proposed for election by the Company, nor may any person be nominated as a candidate for director, after he or she has reached age 70. The Board of Directors and each committee also conduct an annual self-evaluation on key Board and committee-related issues, which has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication.

Code of Ethics

In January, 2004, the Board of Directors unanimously approved the Company’s Code of Ethics. This Code is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all directors, officers and employees. A copy of the Code of Ethics can be viewed in its entirety on the Company’s website at www.unitil.com/content/investors. Additionally, should the Board adopt any changes to, or waivers from, the Company’s Code of Ethics, those changes and/or waivers will be posted immediately on the Company’s website at the address noted above.

Director Independence

A majority of the members of the Board of Directors, including all members of the Audit, Compensation and Nominating Committees, are “independent,” as defined in Section 121 of the AMEX Listing Standards and Company Guide, and by SEC regulations. As a listed company on the AMEX, Unitil must adhere to the independence standard set forth by the AMEX. The members of the Board of Directors who currently satisfy the independence standard are: Dr. Robert V. Antonucci, David P. Brownell, Michael J. Dalton, Albert H. Elfner, III, Edward F. Godfrey, Michael B. Green, Eben S. Moulton, M. Brian O’Shaughnessy, Charles H. Tenney III and Dr. Sarah P. Voll. The AMEX independence standard can be viewed on the Company’s website at www.unitil.com/content/investors.

The Board annually reviews the independence of each of its members to make the affirmative determination of independence that is required by the Company’s Corporate Governance Guidelines and the AMEX. Under these requirements, the members of the Board of Directors who qualify as independent must be free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. An independent director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no relationship with the Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves to the Board the discretion to determine, on a case-by-case basis, what constitutes a “relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable SEC and AMEX regulations. In addition, Directors are obligated to notify the Board of any material changes in their relationships that may affect their independence status as determined by the Board. The obligation encompasses all relationships between Directors and the Company and its subsidiaries and/or members of senior management.

The AMEX corporate governance requirements state that the Board of Directors of each listed company must annually affirm the independent status of outside directors. The Board of Directors makes this affirmation annually in March, and based on its last comprehensive review on March 23, 2006, the Board determined at that time that all directors are independent, with the exception of Robert G. Schoenberger, who is the Chairman of the Board, Chief Executive Officer and President of the Company, and Michael J. Dalton, who retired from the Company as its President and Chief Operating Officer on April 1, 2003. On April 1, 2006, Mr. Dalton had been retired from the Company for three years and became an “independent” director, as defined in Section 121 of the AMEX Listing Standards and Company Guide. On January 18, 2007, the Board of Directors formally affirmed the independence of Mr. Dalton.

Meeting Attendance

Members of the Board of Directors are expected to make a determined effort to attend all meetings of the Board and applicable committee meetings. The Board of Directors met a total five times in 2006, in January, March, June, September and December. During 2006, all directors attended 100% of all meetings of the Board held and of all meetings held by the Committees of the

Board upon which they served, if any. Directors are also strongly encouraged to attend the annual meeting of shareholders, although there is no formal requirement to attend. In 2006, eight directors attended the annual meeting of shareholders.

During 2006, the Board of Directors met in executive session on four occasions without the presence of management. In addition, at every regular meeting, each standing committee has the opportunity to meet in executive session, if desired.

Shareholder Communications with the Board

Any shareholder desiring to communicate with the Board of Directors may do so in writing by sending a letter addressed to The Board of Directors, c/o Corporate Secretary, 6 Liberty Lane West, Hampton, NH 03842, or via email to the following address: whitney@unitil.com. The Corporate Secretary has been instructed by the Board to promptly forward communications received to each member of the Board of Directors.

Nominations

The Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by shareholders, which the committee recommends for consideration by the Board. All director nominees are approved by the Board prior to annual proxy material preparation and are required to stand for election by shareholders at the next annual meeting. For positions on the Board created by a director leaving the Board prior to the expiration of his or her current term, whether due to death, resignation, or other inability to serve, Article II of the Company’s By-Laws provides that a director elected by the Board to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

The Nominating Committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, such firms have been used in the past and the Nominating Committee may engage a third party to provide such services in the future, as it may deem necessary or appropriate at the time in question.

The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Minimum criteria for director nominees are set forth in the Corporate Governance Guidelines, as well as in the charter of the Nominating Committee. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within their chosen fields, and have the ability to quickly understand complex principles of business, finance, and utility regulation. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. The Nominating Committee will consider these criteria for nominees identified by the Committee, by other members of the Board, by shareholders, or through other sources. When current Board members are considered for nomination for reelection, the Nominating Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating Committee will consider qualified candidates for possible nomination that are recommended by shareholders. Shareholders who wish to make such a recommendation may do so by sending the following information to the Nominating Committee c/o the Corporate Secretary at the address listed under the heading “Shareholder Communications with the Board”: (1) name of the candidate with brief biographical information and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating Committee by any shareholder in connection with the 2007 annual meeting. Any shareholders desiring to present a nomination for consideration by the Nominating Committee prior to the 2008 annual meeting must do so prior to November 3, 2007, in order to provide adequate time to fully evaluate the proposed nominee.

Transactions with Related Persons

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons, in accordance with its Charter and Section 120 of the AMEX Listing Standards and Company Guide. The Company had no transactions with related persons in 2006, and there are no transactions currently proposed for 2007.

The procedures followed by the Audit Committee to evaluate transactions with related persons are:

Transactions between the Company or one or more of its subsidiaries and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. The Company’s Code of Ethics requires all employees, officers and directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company’s interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

As a result, this procedure requires:

•

That all related person transactions and all material terms of the transactions must be communicated to the Audit Committee, including, but not limited to, the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction.

•

That each related person transaction, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee, as required by Section 120 of the American Stock Exchange Listing Standards and Company Guide.

The Audit Committee will evaluate related person transactions based on:

•	information provided by members of the Company’s Board of Directors during the required annual affirmation of independence, at which the members of the Audit Committee shall be present;

•

applicable responses to the Directors’ and Officers’ Questionnaires submitted by the Company’s officers and directors and provided to the Audit Committee by the Corporate Secretary or the Senior Internal Auditor;

•	background information on nominees for director provided by the Nominating Committee of the Board of Directors;

•	any other applicable information provided by any director or officer of the Company.

In connection with the review and approval or ratification, if appropriate, of any related person transaction, the Audit Committee should consider whether the transaction will compromise the Company’s professional standards included in its Code of Ethics. In the case of any related person transaction involving an outside director or nominee for director, the Audit Committee should also consider whether the transaction will compromise the director’s status as an independent director as prescribed in the American Stock Exchange Listing Standards and Company Guide, Section 121, Independent Directors.

All related person transactions are required to be disclosed in the Company’s applicable filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended and related rules.

Exemption Clause:

Item 404(a)(7)(a) of Securities and Exchange Commission Regulation S-K states that: Disclosure need not be provided if the transaction is one where the rates or charges involved in the transaction are determined by competitive bid, or the transaction involves rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

Applicable Definitions:

•	“Related Person” shall have the meaning given to such term in Item 404(a) of Securities and Exchange Commission Regulation S-K (“Item 404(a)”).

•	“Related Person Transaction” means any transaction for which disclosure is required under the terms of Item 404(a) involving the Company and any “Related Person.”

The procedures followed by the Audit Committee to evaluate transactions with related persons are also available in the Corporate Governance section of the Company’s website at www.unitil.com/content/investors.

Compensation Committee Operations

The Compensation Committee is appointed annually by the Board of Directors for the primary purpose of oversight of the Company’s compensation and benefits programs. The Committee has overall authority to establish goals and objectives, and interpret the terms of the Company’s compensation policies, including base salary, incentive compensation, equity compensation, sales commissions, and all other benefits programs. The Compensation Committee represents the Board of Directors, discharging its oversight responsibilities by carrying out the specific functions outlined in its Charter.

The Compensation Committee has the authority to delegate its responsibilities to individuals or subcommittees of the Committee’s choice when it deems reasonable and appropriate. However, delegation of authority shall not in any circumstance absolve the Committee from the responsibilities it bears under the terms of its Charter.

The Compensation Committee has the authority to invite executive officers, members of management or other guests to attend meetings, perform research, or provide relevant information. At the Committee’s request, Robert G. Schoenberger and George E. Long, Jr. serve the Committee in a consultative capacity, providing data and analytical support, as well as management perspective and recommendations relative to employee compensation and benefits, including executive compensation.

The Committee also has the authority to retain and/or engage outside counsel, special consultants or experts to advise the Committee as the Committee may deem appropriate or necessary in its sole discretion, and receive funding from the Company to engage such advisors, and has sole authority to approve related fees and retention terms. The Committee currently utilizes the Hay Group for market data and advice on general salary policy, merit increases, incentive plan design, and other compensation matters for all employees, including the named executive officers.

The Committee engaged the Hay Group in 2006 to: 1) provide special analysis and data relative to the total compensation of the Chief Executive Officer (“CEO”) utilizing both the Hay Utility Compensation database and an analysis of proxy data for publicly traded investor-owned utilities, 2) recommend competitive market targets for each component of CEO pay based on compensation philosophy communicated to the Hay Group by the Committee, and 3) provide competitive data and recommendations regarding long-term/equity incentive compensation program design. The Hay Group remains engaged as the Committee’s external consultant for executive compensation matters.

The Compensation Committee may undertake any action or exercise such powers, authority and responsibilities as necessary or appropriate to the discharge of the responsibilities and duties set forth in the Committee’s Charter or the Company’s Bylaws, or otherwise required by the listing standards of the AMEX or other applicable laws, rules or regulations, or as shall otherwise be determined by the Board of Directors.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is a current or former officer or employee of the Company or has any relationship requiring disclosure under Item 404 of Regulation S-K, Transactions with Related Persons. In addition, no executive officer or director of the Company serves on the board of directors or compensation committee of another company where an executive officer or director of the other company also serves on the Board of Directors or Compensation Committee of the Company.

Reports of Ownership

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the SEC and the AMEX. Based upon its review of such forms that were filed in 2006, and written representations from certain reporting persons that such forms were not required to be filed by those persons in 2006, the Company believes that all filing requirements applicable to its officers and directors during 2006 and through February, 2007, were met.

I.  As to the Election of Directors

Article II of Unitil’s By-Laws provides for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

Information About Nominees for Director

Each nominee has been a member of the Board of Directors since the date indicated, and except as otherwise noted, each of the persons named below has held his or her present position (or another executive position with the same employer) for more than the past five years. Mr. Dalton, Mr. Godfrey and Mr. Moulton are standing for re-election this year upon the unanimous recommendation of the members of the Nominating Committee, and the unanimous approval of the Board of Directors on January 18, 2007.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by the Company to replace that nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected. Unless otherwise indicated, all shares shown represent sole voting and investment power.

Nominees for Director—Terms of Office to Expire in the Year 2010

Director Since

Michael J. Dalton, Age 66	1984

Retired President and Chief Operating Officer of Unitil since 2003. Mr. Dalton has been a member of the Industrial Advisory Board of the University of New Hampshire College of Engineering and Physical Sciences since 2003. Mr. Dalton is also a former Director of the New England Gas Association (2002-2003), the Electric Council of New England, the University of New Hampshire Foundation, the University of New Hampshire Alumni Association, and the University of New Hampshire President’s Council.

Edward F. Godfrey, Age 57	2002

Retired Executive Vice President and Chief Operating Officer (1997-1998) of Keystone Investments, Incorporated (“Keystone”), Boston, MA. Also at Keystone, Mr. Godfrey was Senior Vice President, Chief Financial Officer and Treasurer from 1988 until 1996. Mr. Godfrey is also a Director of VehiCare, LLC, Charlotte, NC, since 2006.

Eben S. Moulton, Age 60	2000

Managing Partner of Seacoast Capital Corporation, Danvers, MA (private investment company) since 1995. Mr. Moulton is also a Director of IEC Electronics (complex circuit boards manufacturer), a director of six private companies, and a Trustee of Colorado College, Colorado Springs, CO.

Information About Directors Whose Terms of Office Continue Until 2008 or 2009

	Director Since	Term to Expire

Dr. Robert V. Antonucci, Age 61	2004	2008

President of Fitchburg State College (“FSC”) in Fitchburg, MA, since 2003. Prior to his employment with FSC, Dr. Antonucci was President of the School Group of Riverdeep, Inc., San Francisco, CA, from 2001 – 2003, and President and CEO of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, MA, from 1998 – 2001. Dr. Antonucci also served as the Commissioner of Education for the Commonwealth of Massachusetts from 1992 – 1998. Dr. Antonucci also serves as a Director of Eastern Bank (formerly Plymouth (MA) Savings Bank) since 1988.

David P. Brownell, Age 63	2001	2008

Retired Senior Vice President of Tyco International Ltd., (“Tyco”) (diversified global manufacturing and service company), Portsmouth, NH, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell is also Interim President of the University of New Hampshire Foundation (“UNHF”), former Vice Chairman of the Board of UNHF, former Volunteer Board President of the United Way of the Greater Seacoast, and a former Board member of the NH Junior Achievement Advisory Council.

Albert H. Elfner, III, Age 62	1999	2008

Retired Chairman (1994 – 1999) and Chief Executive Officer (1995 –1999) of Evergreen Investment Management Company, Boston, MA. Mr. Elfner is also a Director of NGM Insurance Company (“NGM”), Jacksonville, FL, as well as a member of the NGM Finance Committee, and the Chairman of MDT Funds (formerly Optimum Q Funds.)

Michael B. Green, Age 57	2001	2008

President and Chief Executive Officer of Capital Region Health Care and Concord Hospital, Concord, NH, since 1992. Mr. Green is also a member of the Adjunct Faculty, Dartmouth Medical School, Dartmouth College, Hanover, NH. In addition, Mr. Green also currently serves on the board of the Foundation for Healthy Communities, is a Director and Chair of the New Hampshire Hospital Association, a Director of New Hampshire Business Committee for the Arts, a Director of Merrimack County Savings Bank including membership on the bank’s Investment and Audit Committees, and a member of the Concord Monitor Board of Contributors.

M. Brian O’Shaughnessy, Age 63	1998	2008

Chairman of the Board, Chief Executive Officer and President of Revere Copper Products, Inc., Rome, NY, since 1988. Mr. O’Shaughnessy also serves on the Board of Directors of the National Association of Manufacturers, the International Copper Association, the Copper Development Association, and the Copper and Brass Fabricators Council. Mr. O’Shaughnessy serves in New York State as Chairman of the Industrial Energy Consumer Coalition, and as a member of the Board of Directors of the Multiple Intervenors (an industrial energy group).

Robert G. Schoenberger, Age 56	1997	2009

Chairman of the Board and Chief Executive Officer, since 1997, as well as President, since 2003, of Unitil. Prior to his employment with Unitil, Mr. Schoenberger was President and Chief Operating Officer of the New York Power Authority (state owned public power enterprise) from 1993 until 1997. Mr. Schoenberger has also been a Trustee and Chairman of Exeter Health Resources, Exeter, NH, since 1998. Mr. Schoenberger is a former Director of the Greater Seacoast (NH) United Way (1998 – 2004), the New England Gas Association (1999 – 2002) and the Southwest Power Pool (2003 – 2005).

Information About Directors Whose Terms of Office Continue Until 2008 or 2009, continued

	Director Since	Term to Expire

Charles H. Tenney III, Age 59	1992	2009

Director of Operations of Brainshift.com, Inc., Winchester, MA (learning technology development company) since 2002. Mr. Tenney is a former financial advisor (2001 – 2002) at H&R Block Financial Advisors, Ashland, MA. Mr. Tenney also served as a member of the Board of Overseers of the Huntington Theater Company, Boston, MA from 2004 – 2006.

Dr. Sarah P. Voll, Age 64	2003	2009

Vice President, National Economic Research Associates, Inc., (“NERA”), Washington, DC, (a firm of consulting economists specializing in industrial and financial economics) since 1999. Prior to 1999, Dr. Voll was a Senior Consultant, also at NERA, 1996 – 1999. Prior to her employment with NERA, Dr. Voll was a staff member at the New Hampshire Public Utilities Commission from 1980 – 1996.

Compensation of Directors

The following table shows the compensation paid to the members of the Board of Directors in 2006.

DIRECTORS’ COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Non-qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert V. Antonucci (4)	26,300	—	—	—	—	—	26,300
David P. Brownell (5)	27,300	—	—	—	—	—	27,300
Michael J. Dalton (6)	20,300	—	—	—	—	—	20,300
Albert H. Elfner, III (7)	36,300	—	—	—	—	—	36,300
Edward F. Godfrey (8)	31,300	—	—	—	—	—	31,300
Michael B. Green (9)	26,300	—	—	—	—	—	26,300
Eben S. Moulton (10)	38,300	—	—	—	—	—	38,300
M. Brian O’Shaughnessy (11)	24,300	—	—	—	—	—	24,300
Robert G. Schoenberger (12)	—	—	—	—	—	—	—
Charles H. Tenney III (13)	24,300	—	—	—	—	—	24,300
Sarah P. Voll (14)	27,300	—	—	—	—	—	27,300

NOTES:

(1)	Members of the Board of Directors do not receive stock awards or option awards, or participate in any equity compensation plan.
(2)	Members of the Board of Directors do not receive non-equity compensation in connection with any non-equity incentive compensation plan.
(3)	Members of the Board of Directors are not eligible for participation in the Unitil Corporation Retirement Plan. The Company does not have a nonqualified deferred compensation plan.
(4)	Dr. Antonucci is a member of the Audit Committee.
(5)	Mr. Brownell is a member of both the Compensation Committee and the Nominating Committee.
(6)	Mr. Dalton serves on the Pension Committee.
(7)	Mr. Elfner is the chairman of both the Executive Committee and the Nominating Committee. Mr. Elfner also serves on the Pension Committee.
(8)	Mr. Godfrey is the chairman of the Audit Committee.
(9)	Mr. Green is a member of the Audit Committee.
(10)	Mr. Moulton is the chairman of the Compensation Committee and a member of the Executive Committee.
(11)	Mr. O’Shaughnessy is a member of both the Executive Committee and the Nominating Committee.
(12)	As Chairman of the Board, Chief Executive Officer and President of the Company, Mr. Schoenberger receives no separate compensation in the form of meeting fees or retainer fees for his service on the Board of Directors of Unitil or any subsidiary company. All of Mr. Schoenberger’s compensation is reflected in the Summary Compensation Table, which is presented on page 34.
(13)	Mr. Tenney is a member of the Executive Committee.
(14)	Dr. Voll is a member of the Compensation Committee.

The Company uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors dedicate to the fulfillment of their duties to the Company, as well as the skill-level required of members of the Board. The Directors’ current compensation schedule has been in place since July 2005. The Directors’ annual retainer year period is July 1 through June 30. This period better coincides with the annual election of directors at the annual meeting of shareholders in April, as well as the annual appointment of committee members in June, than would the standard January 1 through December 31 calendar year. The annual retainer year period has been in place for Directors since the Company’s inception in 1984.

Members of the Board of Directors who are not officers of Unitil or any of its subsidiaries are entitled to an annual retainer fee of $12,500 of which $7,000 is paid in cash and $5,500 is used to purchase shares of Unitil Common Stock on the open market. Members of the Board also receive $1,000 for each Board Meeting they attend. The stock portion of the 2006-2007 retainer was paid on February 9, 2007 in the form of 215 shares of common stock for each member of the Board.

Members of the Audit Committee, Compensation Committee and Executive Committee receive an annual retainer fee of $3,000 and $1,000 for each committee meeting attended. Members of the Nominating Committee receive an annual retainer fee of $2,000 and $1,000 for each committee meeting attended. The Chairs of the Audit Committee, the Compensation Committee, and the Executive Committee each receive an annual retainer fee of $8,000 and $1,000 for each committee meeting attended. The Chairman of the Nominating Committee receive an annual retainer fee of $4,000 and $1,000 for each committee meeting attended. Directors who serve on the Pension Committee also receive a meeting fee of $1,000 for each meeting attended. No retainer fee is paid to the members of the Pension Committee, which is not considered to be one of the standing committees of the Board. Those Directors of Unitil who also serve as Directors of FG&E and Unitil Energy and who are not officers of Unitil or any of its subsidiaries received a meeting fee of $100 for each FG&E and Unitil Energy Board Meeting attended. FG&E and Unitil Energy do not pay Directors an annual retainer fee. All Directors are entitled to reimbursement of expenses incurred in connection with their attendance at Board meetings and meetings of any committee of which they are a member.

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board of Directors consists of three directors who are not officers of the Company and are “independent” as defined by SEC regulations and the listing standards of the AMEX. The members of the Audit Committee are Dr. Robert V. Antonucci, Edward F. Godfrey (chairman), and Michael B. Green. On September 29, 2006, the Board of Directors confirmed by a unanimous vote that Dr. Antonucci, Mr. Godfrey and Mr. Green are “Audit Committee Financial Experts,” as defined by the rules promulgated by the SEC. The Audit Committee held five meetings in 2006 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter (“the Charter”). In accordance with the Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor.

Annually, the Audit Committee reviews its Charter and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Charter was last reviewed, ratified and amended on October 26, 2006. The Audit Committee Charter is available on the Company’s website at www.unitil.com/content/investors. The Audit Committee Report, which appears below, more fully describes the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board of Directors consists of three directors who are “independent” as defined by SEC regulations and the listing standards of the AMEX. The Compensation Committee held six meetings in 2006 and consists of David P. Brownell, Eben S. Moulton (chairman) and Dr. Sarah P. Voll. The duties of this Committee include establishing objectives and interpreting the terms of the Company’s compensation policies with regard to base salary, incentive compensation, equity compensation, and all other benefits programs, as well as approval of executive-level base salaries and approval and recommendation to the Board of base salaries for Unitil Corporation named executive officers. The Compensation Committee’s duties also include administration of merit, incentive, and commission compensation plans for all appropriate personnel, the review and approval of annual performance measures and approval of annual incentive compensation plan awards. The Compensation Committee is also responsible for the annual review and approval of the Compensation Discussion and Analysis. The Compensation Committee reviews its Charter annually and adopts amendments, if necessary, to reflect changes in its responsibilities. The Charter was last reviewed, ratified and amended on January 17, 2007. The Compensation Committee Charter is available on the Company’s website at www.unitil.com/content/investors.

Executive Committee

The Executive Committee of the Board of Directors held three meetings in 2006. Its members are Albert H. Elfner, III (chairman), Eben S. Moulton, M. Brian O’Shaughnessy, Robert G. Schoenberger, and Charles H. Tenney III. The Executive Committee’s responsibility is to review and oversee corporate policies related to the Company’s long-range strategic business, financial and operating plans. The Executive Committee’s duties also include the review and recommendation of corporate governance standards, and the annual review of CEO performance. The Executive Committee reviews its Charter annually and adopts amendments, if necessary, to reflect changes in its responsibilities. The Charter was last reviewed, ratified and amended on January 17, 2007. The Executive Committee Charter is available on the Company’s website at www.unitil.com/content/investors.

Nominating Committee

The Nominating Committee consists of three directors who are “independent” as defined by SEC regulations and the listing standards of the AMEX. The Nominating Committee held one meeting in 2006. Its members are David P. Brownell, Albert H. Elfner, III (chairman), and M. Brian O’Shaughnessy. The responsibilities of the Nominating Committee are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board of Directors nominees for vacancies occurring from time to time on the Board of Directors, and the annual review of Board member performance prior to recommendation for nomination to stand for election to an additional term. The Nominating Committee reviews its Charter annually and adopts amendments, if necessary, to reflect changes in its responsibilities. The Charter was last reviewed, ratified and amended on January 17, 2007. The Nominating Committee Charter is available on the Company’s website at www.unitil.com/content/investors.

Audit Committee Report

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006.

In discharging its oversight responsibility regarding the audit process, the Audit Committee received a written statement from the independent auditors describing all relationships between the auditors and the Company that might bear on their independence, consistent with Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees.” The Audit Committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61—“Communication with Audit Committees.”

During 2006, the Audit Committee members received the quarterly financial information for review and comment prior to the filing of Form 10-Q with the SEC. In fulfilling its responsibilities for the financial statements, the Audit Committee also reviewed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2006, with management and the independent auditors. Based on the reviews with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey (Chairman), and Michael B. Green

Principal Accountant Fees and Services

The following table presents professional fees billed to the Company by Vitale, Caturano & Company, Ltd. (“VCC”), the Company’s independent certified public accountants, for the years ended December 31, 2006, and December 31, 2005.

	Fiscal 2006	Fiscal 2005
Audit Fees	$305,197	$255,689
Audit-Related Fees	$107,694	$25,296
Tax Fees	$62,370	$0
All Other Fees	$0	$0
Total Fees	$475,261	$280,985

Audit Fees:  In 2006 and 2005, this category includes fees incurred for professional services rendered by VCC for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements, including Form 10-K, and auditing the Company’s internal controls over financial reporting.

Audit-Related Fees:  In 2006, this category includes fees incurred for professional services rendered by VCC for auditing the Company’s employee pension and benefit plans including the Company’s group insurance plan.

In 2005, this category includes fees incurred for professional services rendered by VCC for auditing the Company’s group insurance plan.

Tax Fees:  In 2006, the category includes fees incurred for professional services rendered by VCC in connection with federal and state income tax return preparation and compliance filings.

All Other Fees:  VCC did not render any professional services that are not within the scope of the above categories.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the Company’s auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by VCC during fiscal 2006.

Compensation Committee Report

The following report is submitted by the Compensation Committee of Unitil Corporation with respect to the review and approval of the Compensation Discussion and Analysis, which appears below.

In discharging its oversight responsibility, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement on Schedule 14A for the 2007 Annual Meeting of Common Shareholders.

Compensation Committee Members

David P. Brownell, Eben S. Moulton (Chairman) and Dr. Sarah P. Voll

Compensation Discussion and Analysis

Compensation Philosophy and Administration

The Compensation Committee is responsible for the oversight of the executive compensation program. The Company, the Board of Directors and the Committee recognize the value and importance of establishing and maintaining sound principles for the development and administration of competitive compensation and benefit programs. To that end, the Committee spent the last 12 months engaged in an extensive compensation analysis with the Committee’s independent compensation consultant, the Hay Group. While the Committee did not substantially alter its processes or procedures, the year-long study and the process of setting goals and objectives provided valuable insight. The guiding principles for setting executive compensation, discussed below, reflect this insight. The compensation analysis and the establishment of guiding principles have enhanced the Committee’s ability to effectively carry out the critical duties for which the Committee is ultimately responsible, as identified in the Committee’s Charter. The Compensation Committee Charter can be viewed in its entirety on the Company’s website at www.unitil.com/content/investors. Additional information concerning the processes and operational procedures followed by the Committee can be found in the Corporate Governance section of this document under the heading “Compensation Committee Operations” on page 11.

Compensation Policy & Process

The principle objective of Unitil’s executive compensation program is to attract, motivate, retain and reward persons who are committed to the achievement of solid financial performance, outstanding service to customers, and excellence in the management of the Company’s assets. We believe that a strong sense of teamwork and shared responsibility is vital in the achievement of strong performance. Our incentive compensation reflects and supports this philosophy with an appropriate balance of both customer and shareholder-related goals that apply to our entire management team. See pages 28 through 30 for a discussion of the specific objectives. We also believe that retaining talented and dedicated key executives will ensure continued focus on the achievement of long-term growth in shareholder value and provide significant benefit to all of the Company’s stakeholders, including shareholders, customers and employees.

Following its year-long compensation study, and after considerable analysis and discussion, the Compensation Committee affirmed the following guiding principles in designing executive compensation:

•	Annual compensation (currently defined as base salary, cash incentive and equity compensation) should target the national market median for utility companies;

•	The annual compensation methodology for determining base pay increases should be the same for all executive positions, including the CEO and other named executive officers (“NEOs”); and,

•	The compensation methodology should provide a consistent formula for determining each component of total compensation based on both objective and verifiable market data and on attainment of selected performance measures from the Company’s approved Strategic Plan.

The Company utilizes the Hay method of job evaluation, which is a job grading process developed by the Hay Group. This method results in a job grade for each position that is equal to positions with comparable responsibilities at other companies that use this job evaluation system. The national market median represents the middle, or 50th percentile, of the compensation marketplace for the utility industry and provides a level of compensation for each job grade level and position that is sufficient to attract and retain executive talent.

The Committee compares the Company’s total compensation to the total compensation paid at a group of approximately 50 utilities1 in the Hay Group database (the “Hay 50”), which the Hay Group believes is representative of the national compensation marketplace for utility company executive talent. In addition, the Committee also compares the compensation of the CEO to a selected group of 20 small publicly-traded utility companies2 to ensure that total compensation for our most senior executive is reasonable and competitive, and consistent with CEO pay practices at peer companies. Finally, because we compete with other industries for executive talent, the Committee also considers Hay Group compensation data from all industries combined.

Robert G. Schoenberger and George E. Long, Jr. participate in meetings of the Compensation Committee at the Committee’s request. Mr. Schoenberger and Mr. Long serve the Committee in a consultative capacity, providing data and analytical support to the Committee, management perspective relative to employee compensation and benefits, and recommendations for changes in employee benefits and compensation plans and programs for the Committee’s review, consideration and approval. From time to time, other executive officers are also invited to meet with the Compensation Committee to provide information, viewpoints or status reports.

Individual performance and Company performance are two critical components in determining how each individual executive is paid relative to the market median, as described below. Accordingly, approximately 65% (for Mr. Schoenberger) and 40% (average for the other NEOs) of the annual compensation awarded in 2006 is variable annual cash incentive

[1]

A&N Electric Cooperative, AGL Resources, Alabama Electric Cooperative, Allegheny Energy, Aqua America, Atmos Energy, California Independent System Operator, CenterPoint Energy, CH Energy Group, City of Philadelphia-Philadelphia Gas Works, Des Moines Water Works, Dominion Resources, Dominion Resources-Dominion Delivery, Dominion Resources-Dominion Energy, Dominion Resources-Dominion Exploration & Products, Dominion Resources-Dominion Generation, Edison International-Edison Mission, ElectriCities of North Carolina, FPL Group-Florida Power & Light, Iroquois Pipeline, Kinder Morgan, Mid-Carolina Electric Cooperative, Midland Cogeneration Venture, Midwest Independent Transmission System Operator, Minnkota Power Cooperative, Mirant, Montana Dakota Utility, Nashville Electric Service, National Fuel Gas, New York Power Authority, Nuclear Management, PJM Interconnection, Progress Energy, Public Works Commission of Fayetteville North Carolina, RWE Thames Water-American Water Works, Sacramento Municipal Utilities District, Sierra Southwest Co-Op Services, South Jersey Industries, South Jersey Industries-South Jersey Gas, Southern Company, Southern Minnesota Municipal Power Agency, Southern Union, Southern Union-Missouri Gas Energy, Southern Union-Panhandle Energy, Southwest Gas, SUEZ Energy, Texas Gas Transmission, TXU, UGI, United Water, Vectren, WPS Resources.

[2]

RGC Resources, Inc., Florida Public Utilities Company, EnergySouth, Inc., Chesapeake Utilities Corp., Central Vermont Public Service Corp., Empire District Electric Company, Cascade Natural Gas Corp., MGE Energy, Inc., Southwestern Energy Company, SEMCO Energy, Inc., Northwest Natural Gas Company, El Paso Electric Company, CLECO Corp., CH Energy Group, Inc., South Jersey Industries, Inc., Idacorp, Inc., Otter Tail Corp., Duquesne Light Holdings, Inc., Energen Corp.

compensation and variable annual equity compensation that is directly related to the Company’s overall performance.

Base Salary

The Company sets salary ranges for every job grade and position based upon salary survey data provided by the Hay Group. The midpoint (or middle) of the salary range is set at the median level when compared to similar positions at other utility companies. In relation to each NEO, base pay is set within the salary range based upon individual performance relative to individual annual goals. This allows the Company to retain a high performing executive by paying a base salary that is above the midpoint of the executive’s salary range. This same process is used for both executive and non-executive positions.

Incentive Plan

The Company sets the annual target incentive payout equal to the market median target payout for cash incentive based on data provided by the Hay Group. We have also developed a “balanced score card” approach to setting goals for the Incentive Plan, recommending certain goals from our Strategic Plan that represent success in financial results, operations, electric reliability, customer service and rate competitiveness. The Compensation Committee approves the quantitative goals, also referred to as performance metrics, for the Incentive Plan annually. See pages 27 and 28 for a discussion of this score card.

Equity Compensation:

Restricted Stock Plan

The Company grants a target amount of restricted stock to executive participants in the Plan each year. The size of the annual grant is based upon our performance as well as on market data for the median size grant at other companies as calculated using the Hay 50 database. The shares of restricted stock vest over time, and the executive must request and receive approval from either the Chief Executive Officer or the Chief Financial Officer to sell fully-vested shares.

Elements of Compensation

Base Salary

Every employee is paid a base salary. The purpose of base salary is to reward employees for the expertise and value they bring to their jobs. The salary component of compensation is determined under the salary policy, which assigns each position a grade and a salary range. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. The salaries of the NEOs, and all employees, are reviewed annually, as well as at the time of a promotion or change in responsibilities. Merit increases within the salary range are determined based on an evaluation of each individual’s skills, experience, performance and position in their salary range. Merit increases generally are effective as of January 1 of each year. Merit increases also are one of the methods used to reach one of the Company’s competitive compensation guiding principles, which is to ensure that employees are paid at or near the market median. Merit increases may also be adjusted by the Committee to reflect the market value of a job when compared to similar positions at other companies within our peer group, comprised of the companies in the Hay 50 database.

Each year, Mr. Schoenberger evaluates the performance of the Company and discusses this evaluation with the Executive Committee of the Board of Directors. The Executive Committee then meets in executive session jointly with the Compensation Committee to discuss Mr. Schoenberger’s performance in relation to the Company’s performance for the year, taking into account both the quantitative and qualitative aspects of the performance of both Mr. Schoenberger and the Company as a whole. The Compensation Committee uses this information along with market competitive salary information previously described to determine an appropriate base salary increase for Mr. Schoenberger based on both merit and market conditions. Mr. Schoenberger provides a recommendation to the Compensation Committee for base salary increases for Mr. Collin, Mr. Meissner, Mr. Gantz and Mr. Black. The Compensation Committee then reviews and recommends the base salaries of all of the NEOs to the full Board for discussion and approval. The recommendations are based on the performance evaluations and market information for each of the NEOs.

Incentive Compensation

Management Incentive Plan—All executives, including the NEOs, are participants in the Unitil Corporation Management Incentive Plan (“Incentive Plan,”) which has been in place since 1998. This Plan provides annual cash incentive payments based upon the attainment of specified goals selected from the Strategic Plan. The purpose of the Incentive Plan, which is consistent with the Company’s principle compensation objective, is to provide key management employees with significant incentives related to performance, thereby providing motivation to maximize efforts on behalf of the Company’s stakeholders. The Plan is further intended to provide key management employees with competitive target levels of total compensation when considered with base salaries.

For the Incentive Plan, annual quantitative performance objectives are established by the Compensation Committee. These objectives are key performance metrics from the Strategic Plan, and are the same for executive officers and general employees to ensure that all employees are focused on common bottom-line business, customer service, and operational results. These objectives are discussed below under “Performance Objectives and Measures For Incentive Compensation.” Under the Incentive Plan, executive officers receive a cash award if the quantitative goals that are set by the Committee are met. Each executive officer’s target award is established as a percentage of base salary and the relative level of his or her position when compared to other electric and gas utility companies, calculated using the Hay 50 database. The target awards for 2006 are based on the following base salary percentages for the NEOs:

Mr. Schoenberger	50%
Mr. Collin	35%
Mr. Meissner	35%
Mr. Gantz	30%
Mr. Black	32%

Actual awards can be less than or greater than the target payout amount depending upon actual results achieved. In addition, the Compensation Committee has the authority to increase or decrease the amount of the award earned by all plan participants based upon the Committee’s assessment of qualitative performance, such as capitalizing on unplanned opportunities and responding to unforeseen problems. This Qualitative Score adjustment may increase or decrease the award by up to 0.25.

Restricted Stock Plan—The Unitil Corporation Restricted Stock Plan (“Restricted Stock Plan”) was approved by shareholders at the 2003 annual meeting of shareholders. All executives, including the NEOs, are participants in the Restricted Stock Plan. This Plan provides annual awards, which are generally granted in February of each year, in the form restricted shares of Common Stock based upon the attainment of the same set of specified goals from the Strategic Plan as the Incentive Plan, discussed above. As with the Incentive Plan, target grant awards are established that vary based upon the grade level of each participant’s position in the Company. The objectives of the Plan, which again tie back to the principal compensation objective, are to optimize profitability and growth through incentives that link the personal interests of participants to those of shareholders, to provide participants with an incentive for excellence in individual performance, to promote teamwork among participants, and to encourage stock ownership in the Company. Further, equity-based compensation ensures that executive officers have a continuing stake in the Company’s long-term success.

Awards of restricted stock vest fully over a period of four years at a rate of 25% each year. Participants holding restricted shares granted under the Restricted Stock Plan have the same rights as all shareholders, including the right to vote the restricted shares and collect any cash dividends paid on the restricted shares prior to vesting. Additionally, restricted stock awards are grossed-up to offset the participant’s tax obligation in connection with the award. This gross-up feature is intended to prevent a participant from having to sell a portion of the shares granted in the award or in previous awards in order to pay the taxes on the award, which would be a direct contradiction to one of the stated objectives of the Restricted Stock Plan, which is to encourage stock ownership. The Compensation Committee takes into account the value of the gross-up feature when determining the size of the awards. Specifically, the Committee:

1)	sets the gross amount of the stock award to be equal to the market median award;

2)	subtracts the federal and Medicare tax impacts of this award; then

3)	divides the net award value by the current stock price to calculate a net award in shares.

Therefore, this net award, when grossed-up for taxes, provides a market competitive award while also reducing the dilutive effect of this plan.

Performance Objectives and Measures For Incentive Compensation

The Company has two compensation plans in which the NEOs participate where performance objectives and measures are integrally and directly linked to the compensation awarded—the Incentive Plan and the Restricted Stock Plan.

Performance objectives and measures are recommended by the Company annually in the Strategic Plan. The Strategic Plan includes targets for each performance objective, and is reviewed and approved by the Board of Directors each year. In connection with the responsibilities outlined in the Compensation Committee Charter, key performance objectives are then selected by the Committee each year. The Committee uses the target performance objectives from the Strategic Plan and determines a minimum and maximum performance level for each performance objective. Additional credit (weight) is not provided for performance that achieves values greater than the maximum determined by the Committee, and no credit is given for performance that fails to achieve the minimum determined by the Committee.

For 2006, the Committee selected the following performance objectives for the Incentive Plan and Restricted Stock Plan:

Objective	Measure	Weight
Earnings Per Share (“EPS”) the achievement of a stipulated level of EPS	Minimum—approved budget EPS minus $0.05 Target—approved budget EPS Maximum—approved budget EPS plus $0.11	20%
Three-Year Average Return on Equity the achievement of average three-year return on equity measured against same average three-year performance of peer utility companies	Minimum—better than lowest third of peers Target—above peer average Maximum—above two thirds of peers	15%
Cost Per Customer the achievement of O&M (Operations and Maintenance) cost per customer measured against same-year performance of peer utility companies	Minimum—better than most costly third of peers Target—above peer average Maximum—in least cost third of peers	15%
Reliability the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard	Minimum—175 minutes Target—140 minutes Maximum—105 minutes	20%
Customer Satisfaction the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national benchmark for residential customers	Minimum—5% below national average Target—national average Maximum—5% above national average	10%
Residential Electric Rates the achievement of residential rates measured against same-year performance of peer utility companies	Minimum—better than most costly third of peers Target—lower rates than peer average Maximum—in the least cost third of peers	20%
TOTAL		100%

For the “peer companies” referenced above, actual performance is compared to a select group of New England-based utility companies that have service territory characteristics comparable to Unitil. This peer group is comprised of: NStar, Green Mountain Power, Energy East, CH Energy Group, UIL Holding Company, Central Vermont Public Service, Northeast Utilities, Maine and Maritimes, and National Grid.

For Mr. Black, 2006 performance under the Unitil Management Incentive Plan is measured based upon attainment of goals specific to the success of Usource business operations. Specifically, these goals, which are selected by the Compensation Committee, and their relative weighting are as follows: Gross Usource Revenues (30%); Retention Rate of Existing Usource Customers (20%); Close Rate of New Customers (20%); and Individual Performance Rating (30%).

For 2007, the Committee selected performance measures substantially the same as those described above for the 2006 plan year. The specific minimum, target and maximum measures associated with each objective have been updated based upon the approved 2007 Strategic Plan.

The Compensation Committee meets in February each year, following certification of the fiscal year financial results by the Company and the external auditors, to approve the payout under the Incentive Plan and to approve the annual grant under the Restricted Stock Plan. This schedule allows the incentive compensation information for the NEOs to be included in the proxy statement for the previous fiscal year, and also allows the Incentive Plan award to be made before the March 15 deadline established by IRS Code Section 409A.

For each Incentive Plan participant, including the NEOs, the following formula is used to calculate the individual Incentive Plan award:

Plan Year Base Pay x Target Percent x (Weighted Performance Factor + Qualitative Score) = Incentive Payout

For each Restricted Stock Plan participant, including the NEOs, the information in the following formula is used to calculate their individual grant in any plan year:

Target Restricted Share Grant x Performance Factor = Actual Restricted Share Grant

The Performance Factor is determined based upon the Weighted Performance Factor plus the Qualitative Score in the Incentive Plan as follows:

Incentive Plan Weighted Performance Factor + Qualitative Score	Performance Factor
50% to 69%	50%
70% to 89%	75%
90% to 109%	100%
110% to 129%	125%
130% to 150%	150%

The weighted performance factor, as shown in the formulas above, is the total actual quantitative performance calculation derived by multiplying the “weight” by the “factor.” The “factor” is based upon where the actual performance results fall on the continuum of minimum—target—maximum, with “target” assigned a “factor” of 100, “minimum” assigned a “factor” of 50 and “maximum” assigned a “factor” of 150.

The Qualitative Score is determined solely by the Compensation Committee. In making this determination, the Committee seeks input from Mr. Schoenberger regarding the challenges faced during the year and the ways in which the Company responded to those challenges and capitalized on opportunities. The Committee meets in executive session to discuss and decide upon a Qualitative Score, and once determined the same score is used to calculate the incentive payout for all employees, including the CEO and NEOs. Target Incentive Plan Payout percentages and Target Restricted Share Grants are set according to each participants’ job grade-level in accordance with survey data provided by the Hay Group.

As provided in the Compensation Committee’s charter, the Committee has discretion to establish policies, objectives, rules, and other procedures necessary for the effective operation of our compensation plans and programs. This discretion includes the freedom to increase or decrease quantitatively calculated awards under the Incentive Plan and under the Restricted Stock Plan. The Committee also has the freedom to decide to pay no award when one would otherwise be paid. The Committee has in the past exercised its discretion to both increase and decrease certain quantitatively calculated awards when such calculation did not properly balance the interests of the employees and the shareholders. In 2006, the Committee made a discretionary Qualitative Score increase of 0.10 based on the Committee’s assessment of management’s success in capitalizing on unplanned opportunities and responding to unforeseen problems, particularly the impact of unusually warm winter weather.

Other Compensation Plans

Stock Option Plan—The 1998 Unitil Corporation Stock Option Plan (“Stock Option Plan”) was adopted by the Board of Directors in December 1998. At the time of adoption, shareholder approval was not required for certain equity compensation plans under American Stock Exchange rules. The Stock Option Plan was terminated upon recommendation of the Compensation Committee in 2001. The Stock Option Plan was terminated because the Compensation Committee agreed with management’s observation that value was not being delivered to participants as compared to the cost of the option grants under the Plan. Shareholders were paying for the Stock Option Plan through reduced earnings; however, participants were not realizing the same gains in compensation value. Therefore, the same annual value from this Plan was used to fund the Restricted Stock Plan, previously described. In April 2004, the 177,500 remaining registered but ungranted shares in the Option Plan were deregistered with the Securities and Exchange Commission. The Stock Option Plan remains in effect solely for the purpose of the continued administration of the 107,000 options currently outstanding. The options granted under this Plan were granted for a period of ten years at an exercise price of 100% of the fair market value based on the closing stock price on the day of the grant. If unexercised, these options will expire in 2008, 2009 and 2010. Currently, all outstanding options are fully-vested and exercisable.

Key Employee Stock Option Plan (“KESOP”)—The purpose of the KESOP is to retain persons of high ability, to motivate and reward outstanding performance, and to provide opportunity for stock ownership in the Company to align participant and shareholder interests. The KESOP was adopted by shareholders in 1989 with a pre-set Plan termination date of 1999. The KESOP provides that grants of non-qualified stock options are made at 85% of fair market value based on the Company’s closing stock price on the day of the grant. The KESOP also provides that options granted will earn dividend equivalent options equal to the dollar amount of dividends that would have been paid on the original grant plus any previously accrued dividend equivalent options. All options associated with the KESOP, with the exception of Mr. Schoenberger’s option, discussed below, were exercised prior to March 7, 1999.

In accordance with the terms of Mr. Schoenberger’s 1997 initial employment agreement, on November 3, 1997, an option to purchase 25,000 shares of Company stock was granted to Mr. Schoenberger under the KESOP. The option granted to Mr. Schoenberger became exercisable on November 3, 1998. In 1998, the Compensation Committee approved the extension of the expiration date of Mr. Schoenberger’s option from March 7, 1999, to November 3, 2007. This action was taken specifically to allow Mr. Schoenberger the opportunity to hold the options for a period of ten years, consistent with the KESOP’s objective to encourage stock ownership in the Company upon exercise of his option. Currently, this option is the only option outstanding under the KESOP and Mr. Schoenberger is the only participant in the KESOP.

Other Benefits

Unitil Corporation Retirement Plan (“Retirement Plan”)—The Retirement Plan is a traditional Defined Benefit Pension Plan covering substantially all employees of Unitil Corporation and its subsidiaries. It provides retirement income benefits based upon years of service, age at retirement and final five-year average salary.

Supplemental Executive Retirement Plan (“SERP”)—The purpose of the SERP is to provide enhanced retirement benefits to certain named key executives selected by the Board of Directors in order to encourage continued service by these executives until their retirement. Currently, Mr. Schoenberger, Mr. Collin and Mr. Meissner have been named by the Board to participate in this Plan. The Plan also pays benefits to three retired executives of the Company. The SERP enhances the retirement benefits provided by the Retirement Plan by:

1)	counting all cash compensation towards the benefits formula, thereby providing a bypass to the compensation limits imposed by the Internal Revenue Service (“IRS”);

2)	including compensation received from the Incentive Plan in the benefits calculation; and

3)	using a final three-year average of salary and Incentive Plan compensation to determine the benefits from the Plan.

See also the Pension Benefits Table on page 42 for the present value of the accumulated benefit for each NEO.

Change of Control Agreements—The Company provides executives with protection from job loss due to a change of control in the Company in the form of Change of Control Agreements. This protection is primarily provided so that the executives will make decisions and take actions that are in the best interest of shareholders and not unduly influenced by the fear of job loss. Prior to 2001, the Change of Control Agreements were written to provide three years of salary and benefit protection in the event of a Change of Control. Starting in 2001, the new standard became two years of salary and benefit protection, and all agreements executed since that time have been for this two-year period. Mr. Schoenberger, Mr. Collin, Mr. Gantz, and Mr. Black have three-year agreements, and Mr. Meissner has a two-year agreement in place. All existing Change of Control Agreements are “double trigger” agreements, meaning that two things must occur in order for payments to be made: 1) a Change of Control must occur and 2) an adverse employment action must occur. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a Change of Control where there is no adverse employment action. See also the discussion of “Potential Payments Upon Termination or Change in Control” for a full description of “change in control” as defined in the Agreements.

Employment Agreement—Robert G. Schoenberger—In order to retain the services of the CEO, the Board of Directors has approved an Employment Agreement with Mr. Schoenberger. This Agreement provides job security for the term of the Agreement (through October 31, 2009) by specifying reasons why Mr. Schoenberger’s employment may be terminated by the Board of Directors. The Agreement also protects the Company’s interests during and following termination of employment by providing specific reasons for termination and by prohibiting Mr. Schoenberger from engaging directly or indirectly in competition with the Company, from recruiting or soliciting any officer or employee, from diverting customers to a competitor, or from disclosing confidential Company information or business practices.

We initially entered into an employment agreement with Mr. Schoenberger when he joined the Company on November 1, 1997, and then again on November 1, 2000, November 1, 2003, and November 1, 2006. The terms of the current Agreement specify Mr. Schoenberger’s base salary, which is subject to annual review by the Board of Directors for discretionary periodic increases in accordance with our compensation policies. The Agreement also states that Mr. Schoenberger is entitled to continued participation in the Company’s SERP and all other employee benefit plans made available by the Company, including the Management Incentive Plan, the Stock Option Plan, the KESOP, and the Restricted Stock Plan. The Agreement also provides that the Change of Control Agreement entered into on February 6, 1998, between Mr. Schoenberger and the Company shall remain in effect.

The Agreement provides that the Board of Directors may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Agreement for any reason other than cause, death or disability, or if Mr. Schoenberger terminates his employment because of a constructive termination, Mr. Schoenberger will receive a combination of (i) base pay at the rate in effect on the date of employment termination, (ii) an annual amount equal to the average of the annual Incentive Plan amounts received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, and (iii) benefits, in each case for a period of two years following the date of termination. If during that two-year period Mr. Schoenberger secures full-time employment, the obligation to provide benefits will cease. All payments described above will be made in accordance with regular payroll policies.

Executive Perquisites—The Company limits the use of perquisites as a method of compensation. Mr. Schoenberger receives annual reimbursement for a club membership and is also provided with an automobile for both business and personal use. Please see the “All Other Compensation” column of the “Summary Compensation Table” on page 34. Both of these perquisites were provided to Mr. Schoenberger in the negotiation of his initial Employment Agreement. No other perquisites are provided to Mr. Schoenberger or any NEO.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the CEO or any NEO unless such compensation is paid pursuant to a qualified performance-based compensation plan. We believe that the Incentive Plan, Restricted Stock Plan, and Stock Option Plan qualify under the current IRS definition of performance-based compensation. The Compensation Committee has expressed the intention of continued reliance upon such performance-based compensation in order to preserve its deductibility for federal income tax purposes to the extent reasonably practicable.

Stock Ownership Requirement for Management

The Company does not have a formal policy requiring stock ownership by management. One of the key objectives of the Restricted Stock Plan is to promote ownership of the Company’s stock by management, and this Plan has been successful in this objective with almost all of the restricted shares granted to date held as shares by management.

Adjustment of Awards Upon Restatement of Financial Results

The Company does not have a formal policy, nor do the compensation plans contain a “clawback provision” to adjust prior awards based upon restatement of financial results. The Company believes that, in the unlikely event that a restatement of financial results is necessary, the Compensation Committee would take action to adjust awards calculated upon restated results using its allowed discretion.

Other Benefits

Active Employee Benefits—The Company provides a comprehensive package of employee benefits to substantially all employees. These benefits include several medical insurance plans, a dental insurance plan, two group life insurance plans, a long-term disability insurance plan, a defined benefit pension plan, a 401(k) retirement savings plan which includes company matching contributions, and other ancillary benefits plans and policies.

Retired Employee Benefits—The Company provides company-paid life insurance, as well as company-subsidized medical insurance to qualifying retirees. For employees hired before January 1, 1986, 100% of the cost of post-retirement medical insurance, including reimbursement of a portion of the retirees’ Medicare Part B premiums is paid. For employees hired on or after January 1, 1986, the Company will subsidize post-retirement medical premiums at the same percentage as active employees until age 65 and 100% of Medicare supplement insurance after age 65, but Medicare Part B premiums are not reimbursed.

Compensation of Named Executive Officers

The table below shows the compensation Unitil and/or its subsidiaries has paid to its Chief Executive Officer, its Chief Financial Officer, and its three other most highly compensated officers whose total compensation, excluding change in pension value (column (h)), during the year 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($) (2)	Option Awards $	Non- Equity Incentive Plan Compen- sation ($) (3)	Change in Pension Value & Non- qualified Deferred Compen- sation Earnings ($) (4)	All Other Compen- sation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2006	400,202	—	108,269	—	176,088	242,324	92,130	(5)	1,019,013
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2006	189,066	—	26,037	—	58,232	38,087	11,987	(6)	323,409
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2006	193,914	—	37,894	—	59,726	26,356	16,027	(7)	333,197
George R. Gantz Senior Vice President Unitil Service	2006	180,871	—	21,654	—	47,750	49,489	37,808	(8)	337,572
Todd R. Black President Usource	2006	152,115	—	13,534	—	37,268	13,376	9,295	(9)	225,588

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.
(2)	Values shown in column (e) represent the Company’s compensation expense in 2006 for all unvested shares granted under the Restricted Stock Plan and held by each NEO. Amounts shown were calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. Unvested shares represented in the 2006 compensation expense were granted in 2003, 2004, 2005 and 2006.
(3)	The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see “Compensation Discussion and Analysis.”) The amounts shown for each NEO reflect the cash incentive awarded on February 5, 2007, for 2006 Incentive Plan results. See also the Grants of Plan-Based Awards Table on page 36.
(4)	The amounts shown for Mr. Schoenberger, Mr. Collin and Mr. Meissner reflect the change in pension value plus the change in the SERP value for the year 2006. The amounts shown for Mr. Gantz and Mr. Black reflect only the change in pension value for the year 2006. The Company does not have a non-qualified deferred compensation plan.

NOTES, continued:

(5)	All Other Compensation for Mr. Schoenberger for the year 2006 includes a vehicle allowance, club dues, the 401(k) company match and the tax gross-up on the 3,000 shares of restricted stock that vested in 2006 in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $26,935, and the Company’s compensation expense in 2006 for the 2,136 non-preferential dividend equivalent shares earned in 2006 by Mr. Schoenberger pursuant to the KESOP, which are valued at $53,817 and were calculated utilizing the provisions of SFAS No. 123R, “Share-based Payments.” See Note 2 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. For additional information on the KESOP, see the “Compensation Discussion and Analysis,” and also the narrative following the Grants of Plan-Based Awards Table on page 38.
(6)	All Other Compensation for Mr. Collin for the year 2006 includes the 401(k) company match and the tax gross-up on the 600 shares of restricted stock that vested in 2006 in accordance with the gross-up provision of the Restricted Stock Plan.
(7)	All Other Compensation for Mr. Meissner for the year 2006 includes the 401(k) company match and the tax gross-up on the 1,050 shares of restricted stock that vested in 2006 in accordance with the gross-up provision of the Restricted Stock Plan.
(8)	All Other Compensation for Mr. Gantz for the year 2006 includes the 401(k) company match and the tax gross-up on the 600 shares of restricted stock that vested in 2006 and the 1,200 shares of restricted stock that became taxable as current income in 2006, in accordance with the gross-up provision of the Restricted Stock Plan, which is valued at $32,381. Under the terms of the Company’s Restricted Stock Plan, all unvested shares become fully vested upon retirement. According to IRS regulations, shares of restricted stock become taxable as current income when they become non-forfeitable. During 2006, Mr. Gantz became eligible for retirement under the provisions of the Unitil Corporation Retirement Plan, and his restricted stock would vest if he elected retirement. The IRS therefore requires the Company to treat all of Mr. Gantz’s unvested restricted shares as taxable income in 2006. Taxes were paid on this additional taxable income in accordance with the gross-up provision of the Restricted Stock Plan.
(9)	All Other Compensation for Mr. Black for the year 2006 includes the 401(k) company match and the tax gross-up on the 375 shares of restricted stock that vested in 2006 in accordance with the gross-up provision of the Restricted Stock Plan.

The table below provides information with respect to the grants of plan-based awards, including Incentive Plan awards and Restricted Stock Plan awards, made to the named executive officers for the year 2006.

GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Secur- ities Under- lying Options (#)	Exer. or Base Price of Option Awards ($)	Grant Date Fair Value of Stock & Option Awards ($)	Market Price on Grant Date ($)
Name and Principal Position	Grant Date		Min	Target	Max	Min	Target	Max
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2/5/07 2/9/07	(3) (4)	100,050 —	200,100 —	300,150 —	— 2,200	— 4,400	— 6,600	— —	— —	— —	— 84,315	— 25.55
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2/5/07 2/9/07	(5) (6)	33,087 —	66,173 —	99,260 —	— 720	— 1,440	— 2,160	— —	— —	— —	— 27,594	— 25.55
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2/5/07 2/9/07	(7) (8)	33,935 —	67,870 —	101,805 —	— 720	— 1,440	— 2,160	— —	— —	— —	— 27,594	— 25.55
George R. Gantz Senior Vice President Unitil Service	2/5/07 2/9/07	(9) (10)	27,131 —	54,261 —	81,392 —	— 400	— 800	— 1,200	— —	— —	— —	— 15,330	— 25.55
Todd R. Black President Usource	2/5/07 2/9/07	(11) (12)	24,338 —	48,677 —	73,015 —	— 250	— 500	— 750	— —	— —	— —	— 9,709	— 25.55

NOTES:

(1)	In connection with the Incentive Plan, the award for 2006 performance was granted at 88% of Target for all NEOs, with the exception of Mr. Black, as determined by the Compensation Committee on February 5, 2007. Mr. Black’s award for 2006 performance is based on the goals of Usource business operations, which was granted at 77% of Target, also as determined by the Compensation Committee. The “Minimum” reference shown in the table means the minimum threshold performance level must be met to receive the minimum cash incentive award. Failure to meet the minimum threshold for all performance measures would result in no award.
(2)	In connection with the Restricted Stock Plan, the award for 2006 performance was granted at 75% of Target for all NEOs, based on the Performance Factor formula discussed in the “Compensation Discussion and Analysis” on page 29, and as determined by the Compensation Committee on February 9, 2007. The “Minimum” reference shown in the table means the minimum threshold performance level must be met to receive the minimum stock award. Failure to meet the minimum threshold for all performance measures would result in no award.
(3)	The estimated possible payout information shown for the Incentive Plan is for the 2007 awards for 2006 performance. Mr. Schoenberger’s actual award was granted at 88% of Target, for a total award of $176,088. See also column (g) of the Summary Compensation Table on page 34.
(4)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2007 restricted stock awards for 2006 performance. Mr. Schoenberger’s actual stock award was granted at 75% of Target, for a total award of 3,300 shares of restricted stock.
(5)	The estimated possible payout information shown for the Incentive Plan is for the 2007 awards for 2006 performance. Mr. Collin’s actual award was granted at 88% of Target, for a total award of $58,232. See also column (g) of the “Summary Compensation Table” on page 34.
(6)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2007 restricted stock awards for 2006 performance. Mr. Collin’s actual stock award was granted at 75% of Target, for a total award of 1,080 shares of restricted stock.
(7)	The estimated possible payout information shown for the Incentive Plan is for the 2007 awards for 2006 performance. Mr. Meissner’s actual award was granted at 88% of Target, for a total award of $59,726. See also column (g) of the Summary Compensation Table on page 34.

NOTES, continued:

(8)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2007 restricted stock awards for 2006 performance. Mr. Meissner’s actual stock award was granted at 75% of Target, for a total award of 1,080 shares of restricted stock.
(9)	The estimated possible payout information shown for the Incentive Plan is for the 2007 awards for 2006 performance. Mr. Gantz’s actual award was granted at 88% of Target, for a total award of $47,750. See also column (g) of the Summary Compensation Table on page 34.
(10)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2007 restricted stock awards for 2006 performance. Mr. Gantz’s actual stock award was granted at 75% of Target, for a total award of 600 shares of restricted stock.
(11)	The estimated possible payout information shown for the Incentive Plan is for the 2007 awards for 2006 performance. Mr. Black’s actual award was granted at 77% of Target, for a total award of $37,268. See also column (g) of the Summary Compensation Table on page 34.
(12)	The estimated possible payout information shown for the Restricted Stock Plan is for the 2007 restricted stock awards for 2006 performance. Mr. Black’s actual stock award was granted at 75% of Target, for a total award of 380 shares of restricted stock.

Non-Equity Compensation Plan Information

The Incentive Plans

The Company has a Management Incentive Plan, in which all NEOs participate, and an Employee Incentive Plan, which have been in place since December 1998. These plans provide cash incentive payments that are tied directly to achievement of the Company’s strategic goals. The Management Incentive Plan is available to management employees at grade level 19 and higher. The Employee Incentive Plan is open to employees below grade level 19, with the exception of those employees covered under a collective bargaining agreement.

Annual performance objectives, which are identical for both plans, are established each year by the Compensation Committee and payment of awards, if applicable, is made in the year following achievement of the objectives. Target incentive payments are established each year that vary based upon the grade level of each participant’s position. Based on 2006 results, the Compensation Committee determined that awards for all participants would be paid at 88% of the Target amount. For more detailed information with regard to performance objectives and measures, see the “Compensation Discussion and Analysis” starting on page 27.

Equity Compensation Plan Information

Restricted Stock Plan

The Restricted Stock Plan is an equity-based plan in which all NEOs participate, which has been in place since April 2003. Persons eligible to participate in the Restricted Stock Plan include all employees, directors and consultants of the Company, its subsidiaries and its affiliates, although currently, only management employees at grade level 20 or higher (17 employees) participate. Awards under the Restricted Stock Plan are granted in the form of restricted shares of the Company’s common stock. Awards under the Restricted Stock Plan vary each year based on the achievement of annual performance objectives that correlate with the annual performance objectives as defined under the Incentive Plan. For more detailed information with regard to performance objectives and measures, see the “Compensation Discussion and Analysis” starting on page 27.

Since the inception of the Restricted Stock Plan, shares of restricted stock were awarded under the terms and conditions of the plan in February 2007, February 2006, March 2005, April 2004, and May 2003 for prior year performance. Grants of restricted stock vest at a rate of 25% per year following the date of the grant. All shares of restricted stock, regardless of vesting position, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan, and have full voting rights. In 2006, the company paid a quarterly non-preferential dividend of $0.345 per share on all shares of common stock outstanding, which included all shares of unvested restricted stock, as of each respective record date.

For participants, actual valuation for tax purposes of the awards granted under the Restricted Stock Plan is the closing price of Unitil common stock on the day the shares vest. All awards granted have been grossed-up to offset the participant’s tax obligation in connection with the award. At the time of grant, the Compensation Committee takes into account the value of the gross-up feature and reduces the size of the awards accordingly. Additional information concerning the tax gross-up process and formula is included in the “Compensation Discussion and Analysis,” on page 27.

The restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated prior to vesting. Unvested restricted shares are subject to forfeiture if the participant’s employment is terminated for any reason other than the participant’s death, disability, retirement, or a change in control. Upon the occurrence of a change in control of the Company, unless otherwise specifically prohibited under applicable laws, any restrictions and transfer limitations imposed on restricted shares will immediately lapse. The term “change in control” is defined below on page 46.

KESOP

The KESOP is an equity-based plan that was active for the purpose of granting options to key employees (“participants”) from 1989 to 1999. Mr. Schoenberger received the last option granted under the KESOP on November 3, 1997, as discussed above in the “Compensation Discussion and Analysis,” and remains as the only current participant in the Plan. Mr. Schoenberger’s option will expire on November 3, 2007.

The KESOP provides that grants of non-qualified stock options are made at 85% of fair market value based on the Company’s closing stock price on the day of the grant, and that options granted will earn dividend equivalent shares equal to the dollar amount of dividends that would have been paid on the original grant plus any previously accrued dividend equivalent options. The effect of this provision is that the total exercise price is fixed at the time of the grant, but the per share exercise price for the option is reduced with each quarterly dividend equivalent addition to the total number of shares included in the option.

The KESOP provides that upon a change in control of the Company, the participant’s right to exercise the option previously granted will be accelerated and the Company will pay to the participant a lump sum cash amount equal to the economic benefit of the difference between the employee’s outstanding option at the time of the change in control and the associated dividend equivalents that the participant would have received had the option remained unexercised until the day preceding the expiration of the grant. The participant has 90 days to exercise the outstanding option granted under the KESOP as of the date of the change in control.

Upon termination from the Company as a result of death, disability or retirement, the participant has up to the date of expiration to exercise the option granted under the KESOP. Upon termination from the Company for cause, all outstanding options immediately expire and are forfeited. Upon termination from the Company for any reason other than death, disability, retirement or cause, the participant has 90 days from the date of termination to exercise any outstanding option, which includes termination due to a change in control, as previously discussed.

Stock Option Plan

The Stock Option Plan was adopted by the Board of Directors in December 1998, and was terminated upon recommendation of the Compensation Committee in 2001. See also the “Compensation Discussion and Analysis” on page 30 for additional information regarding plan termination. The Compensation Committee is charged with the ongoing administration of the Stock Option Plan. During the approximately three-year period that the plan was active, grants were made to certain management employees (“participants”) in March, 1999, January, 2000, and January, 2001. No option grant has been made since January 2001, and no further option grants will be made under this plan. The Stock Option Plan remains in effect solely for the purpose of the continued administration of the 107,000 option shares currently outstanding.

Stock options granted under the Stock Option Plan entitle the holders of those options to purchase up to the number of shares of common stock specified in the grant. Each option grant carried a vesting period of three years: 25% in year one, 25% in year two and 50% in year three. The options granted under the Stock Option Plan were granted for a period of ten years at an exercise price of 100% of the fair market value based on the closing stock price on the day of the grant. If unexercised, options will expire in 2008, 2009 and 2010. Currently, all outstanding options are fully-vested and exercisable. As of December 31, 2006, only the option grant made on March 5, 1999 is considered to be “in the money.” The options granted under the Stock Option Plan are reflected in the Outstanding Equity Awards Table on page 41.

The Stock Option Plan contains a provision that upon a change in control of the Company, all unvested outstanding options shall become fully vested and exercisable. Upon termination from the Company as a result of death or disability, the participant shall have up to the date of expiration, or 12 months, whichever date is earlier, to exercise any option granted under the Stock Option Plan. Upon termination from the Company for cause, all outstanding option grants immediately expire and are forfeited. Upon voluntary termination, or upon termination by the Company for any reason other than death, disability, or cause, the participant shall have 90 days from the date of termination to exercise any outstanding option grant.

The table below provides information with respect to the shares of stock granted under the Restricted Stock Plan to the named executive officers in previous years that vested during 2006, as well as the value of the stock on the vesting date. No options were exercised in 2006.

OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)		Value Realized Upon Vesting ($)
(a)	(b)	(c)	(d)		(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	1,000 1,000 1,000	(2) (3) (4)	$ $ $	25,300 25,000 24,600
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	200 200 200	(2) (3) (4)	$ $ $	5,060 5,000 4,920
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	350 350 350	(2) (3) (4)	$ $ $	8,855 8,750 8,610
George R. Gantz (5) Senior Vice President Unitil Service	—	—	200 200 200	(2) (3) (4)	$ $ $	5,060 5,000 4,920
Todd R. Black President Usource	—	—	125 125 125	(2) (3) (4)	$ $ $	3,163 3,125 3,075

NOTES:

(1)	No stock options were exercised in 2006 by any of the NEOs or any other management employee.
(2)	In connection with the Restricted Stock Plan grant on March 8, 2005, 25% of the total grant for each participant vested on March 8, 2006 at a price of $25.30.
(3)	In connection with the Restricted Stock Plan grant on April 29, 2004, 25% of the total grant for each participant vested on April 29, 2006 at a price of $25.00.
(4)	In connection with the Restricted Stock Plan grant on May 12, 2003, 25% of the total grant for each participant vested on May 12, 2006 at a price of $24.60.
(5)	The amounts shown for Mr. Gantz as shares that vested in 2006 represent only the number of shares that actually vested and are free of all restrictions in accordance with the provisions of the Restricted Stock Plan. Not included are the remainder of Mr. Gantz’s outstanding unvested shares that were considered vested for tax purposes in 2006 upon his eligibility for retirement under the provisions of the Unitil Corporation Retirement Plan.

The table below provides information with respect to the outstanding equity awards of the named executive officers as of December 31, 2006, including exercisable option awards granted under the KESOP and the Option Plan, and unvested stock awards granted under the Restricted Stock Plan.

OUTSTANDING EQUITY AWARDS

	Option Awards							Stock Awards
Name and Principal Position	Number of Securities Under- lying Options Exercis- able (#)		Number of Securities Under- lying Unexer- cised Options Unexer- cisable (#)	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exer. Price ($)		Option Exp. Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)		(c)	(d)	(e)		(f)	(g)		(h)		(i)	(j)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	40,388 20,000 20,000 20,000	(1) (2) (3) (4)	— — — —	— — — —	$ $ $ $	11.25 23.38 32.15 25.88	11/3/07 3/5/09 1/17/10 1/16/11	1,000 2,000 3,000 5,000	(5) (6) (7) (8)	$ $ $ $	25,350 50,700 76,050 126,750	— — — —	— — — —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	1,500 1,500 1,500	(2) (3) (4)	— — —	— — —	$ $ $	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	200 400 600 1,750	(5) (6) (7) (8)	$ $ $ $	5,070 10,040 15,210 44,363	— — — —	— — — —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	1,000 1,000 1,000	(2) (3) (4)	— — —	— — —	$ $ $	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	350 700 1,050 1,750	(5) (6) (7) (8)	$ $ $ $	8,873 17,745 26,618 44,363	— — — —	— — — —
George R. Gantz Senior Vice President, Unitil Service	2,500 2,500 2,500	(2) (3) (4)	— — —	— — —	$ $ $	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	200 400 600 1,000	(5) (6) (7) (8)	$ $ $ $	5,070 10,040 15,210 25,350	— — — —	— — — —
Todd R. Black President, Usource	2,000 2,000 2,000	(2) (3) (4)	— — —	— — —	$ $ $	23.38 32.15 25.88	3/5/09 1/17/10 1/16/11	125 250 375 625	(5) (6) (7) (8)	$ $ $ $	3,169 6,338 9,506 15,844	— — — —	— — — —

NOTES:

(1)	This option is held by Mr. Schoenberger in connection with the Company’s KESOP. The original option was for 25,000 shares at an exercise price of $18.17. However, the shares subject to this option accrue dividend equivalents in the form of additional shares of common stock, which are credited quarterly based on the fair market value of our stock on the date of a dividend declaration. The dividend equivalent shares are issued only if shares under the option are acquired. Because the dividend equivalent shares may be acquired at no additional cost, the effective per share exercise price is reflected. For additional information on the KESOP see the discussion in the “Compensation Discussion and Analysis,” and also the description following the Grants of Plan-Based Awards Table on page 38.
(2)	Option was granted on March 5, 1999 pursuant to the 1998 Stock Option Plan. This option is fully vested and exercisable.
(3)	Option was granted on January 17, 2000 pursuant to the 1998 Stock Option Plan. This option is fully vested and exercisable.
(4)	Option was granted on January 16, 2001 pursuant to the 1998 Stock Option Plan. This option is fully vested and exercisable.

NOTES, continued:

(5)	Shares of restricted stock were granted on May 12, 2003 pursuant to the 2003 Restricted Stock Plan. The number of shares shown is equivalent to 25% of the total grant.
(6)	Shares of restricted stock were granted on April 29, 2004 pursuant to the 2003 Restricted Stock Plan. The number of shares shown is equivalent to 50% of the total grant.
(7)	Shares of restricted stock were granted on March 8, 2005 pursuant to the 2003 Restricted Stock Plan. The number of shares shown is equivalent to 75% of the total grant.
(8)	Shares of restricted stock were granted on February 16, 2006 pursuant to the 2003 Restricted Stock Plan. The number of shares shown is equivalent to 100% of the total grant.

The table below provides information with respect to the present value of the accumulated benefit under the Retirement Plan for all named executive officers, and under the SERP for those officers currently participating in the SERP, as of December 31, 2006. The amounts shown in column (d) were determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)		(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	Retirement Plan SERP	9 9	213,103 460,347		— —
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	Retirement Plan SERP	18 18	197,023 0	(1)	— —
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	Retirement Plan SERP	12 12	109,393 0	(1)	— —
George R. Gantz Senior Vice President, Unitil Service	Retirement Plan	23	407,977		—
Todd R. Black President, Usource	Retirement Plan	9	67,203		—

NOTES:

(1)	The present value amounts calculated as zero by the Company’s actuary are based on assumptions for the growth of the Company’s 401(k) contribution, participant’s salary, participant’s age, and the discount rate.

The Retirement Plan

The Company maintains a tax-qualified defined benefit pension plan and related trust agreement (the “Retirement Plan”) that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any officer of Unitil under the Retirement Plan. Directors of Unitil who are not and have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan.

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is:

2% of average annual salary (average annual salary during the five consecutive years out of the last 20 years of employment that give the highest average salary) for each of the first 20 years of benefit service plus (+)

1% of average annual salary for each of the next 10 years of benefit service plus (+)

1/2% of average annual salary for each year of benefit service in excess of 30 minus (-)

50% of age 65 annual Social Security benefit (as defined in the Retirement Plan)

minus (-)

any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan

The Retirement Plan provides all employees with early retirement benefits upon the attainment of age 55 with at least 15 years of service. The early retirement benefit is an unreduced pension at age 60 with a reduction of 5% per year for each year prior to age 60. In 2006, Mr. Gantz became eligible for early retirement benefits. A participant is 100% vested for benefits under the Retirement Plan after five years of service with Unitil or one of its subsidiaries.

The Supplemental Executive Retirement Plan

The Company also maintains a Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board of Directors. At the present time, Mr. Schoenberger, Mr. Collin and Mr. Meissner have been selected by the Board to receive SERP benefits upon attaining normal or early retirement eligibility. Annual benefits are based on a participant’s final average earnings less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to the participant by Unitil or any previous employer and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the approval of the Board of Directors, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5% for each year that commencement of benefits precedes attainment of age 60. Currently, none of the NEOs who participate in the SERP are eligible for early retirement. If a participant terminates employment for any reason prior to retirement, the participant will not be entitled to any benefits under the SERP.

Potential Payments Upon Termination or Change in Control

Upon termination of employment following a change in control of the Company, severance benefits shall be paid to the NEOs. The severance benefits for termination other than a change in control that are payable to Mr. Schoenberger are addressed in his employment agreement, discussed below, and he would receive the benefits provided to him under that agreement. The other NEOs are not covered under employment agreements and any severance benefits payable to them would be paid solely as a result of a change in control of the Company.

Change in Control

The Company maintains Change of Control Agreements with certain key management employees, including all NEOs, to provide continuity in the management and operation of the Company and its subsidiaries in the event of a change in control. The Board of Directors approves all Change of Control Agreements. The Company maintains both two-year (executed in 2001 and later) Change of Control Agreements and three-year (executed prior to 2001) Change of Control Agreements. All existing Change of Control Agreements are “double trigger” agreements, meaning that two things must occur in order for benefits to be paid: 1) a change of control must occur and 2) an adverse employment action must occur during the term of the agreement. The term of each Agreement begins upon a change in control of the Company. Double trigger agreements were chosen to protect the shareholders from executives choosing to leave the Company as result of a change of control where there is no adverse employment action. Each Change of Control Agreement becomes effective, and the severance benefit becomes payable, exclusively upon the occurrence of a change in control of the Company. The terms “change in control” and “adverse employment action” are defined for this purpose below starting on page 46.

The information below reflects the estimated current value of the compensation to be paid to each of the NEOs of the Company in the event of termination following a change in control of the Company and an adverse employment action. The amounts shown below assume that termination of employment was effective as of December 31, 2006, and thus includes amounts earned through that time. The amounts shown are estimates of the amounts that would be paid to the NEOs upon termination. The actual amounts that would be paid can only be determined at the time of an actual separation from the Company.

ESTIMATED CURRENT VALUE OF CHANGE IN CONTROL BENEFITS

Name	Severance Amount ($) (1)	Pension Benefit ($)	401(k) Match ($)	Insurance Continu- ation ($)	Accel- erated Vesting of Restricted Stock ($) (2)	Accel- erated Dividend Equiv. Benefit ($) (3)	Estimated Amount of Excise Tax Gross-up ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	1,768,662	313,975	18,319	47,711	278,850	56,885	822,486	3,306,888
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	735,830	89,314	18,319	44,353	74,783	—	334,352	1,296,951
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	525,115	55,857	12,634	30,658	97,598	—	218,131	939,993
George R. Gantz Senior Vice President, Unitil Service	690,352	73,923	18,319	44,176	—	—	287,513	1,114,283
Todd R. Black President, Usource	555,044	32,625	16,651	43,570	34,856	—	227,562	910,308

NOTES:

(1)	The amounts shown represent the present value of two or three years’ base salary and Incentive Plan cash award, depending on the term of the agreement. Mr. Schoenberger, Mr. Collin, Mr. Gantz and Mr. Black—three years; Mr. Meissner—two years.
(2)	The numbers shown represent the IRS value under section 4999 of the Code due to the vesting of the awards granted under the Restricted Stock Plan. The amounts shown were calculated using the closing stock price on December 29, 2006, $25.35.
(3)	The amount shown assumes an additional four quarterly non-preferential dividend equivalent option awards under the KESOP, and a continued per share dividend amount of $0.345. Mr. Schoenberger’s KESOP option expires on November 3, 2007.
(4)	The estimated amount of excise tax gross-up is equal to the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits payable on 12/31/06 which exceeds each individual’s average W-2 earnings for the years 2001 to 2005.

The severance benefit is calculated by adding (i) the present value of two or three years’ base salary and Incentive Plan cash award, based on the term of the agreement; (ii) the present value of the amount, in addition to the amount reflected in the Pension Benefit Table, the employee would have received under the Retirement Plan, based on the term of the agreement; (iii) the present value of contributions that would have been made by the Company under the 401(k), based on the term of the agreement; (iv) the economic benefit of accelerated vesting on any outstanding Unitil stock options and associated dividend equivalents, if applicable, assuming such options remained unexercised until the day preceding the expiration of the grant, based on the term of the agreement, and (v) the economic benefit of the accelerated vesting of all unvested restricted shares held as of the date of termination. All calculations assume the employee would have continued to be employed for the two or three-year period applicable to the term of their individual Agreement.

Each Change of Control Agreement also provides for the continuation of all employee benefits for a period of two or three years, based on the term of the agreement, commencing with the month in which the termination occurs. In the event that any payments made in connection with a change in control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, the Company will “gross up,” on an after-tax basis, the NEOs’ compensation for that excise tax.

The severance benefit is a lump sum cash payment made from the general funds of the Company. The Company is not required to establish a special or separate fund or other segregation of assets to assure such payments.

Chief Executive Officer—Employment Agreement

On November 1, 2006, the Company entered into the current Employment Agreement with Mr. Schoenberger that provides for his employment as Chairman of the Board, Chief Executive Officer and President of the Company through October 31, 2009. Mr. Schoenberger’s Agreement provides that he will receive an annual base salary of at least $400,200, which is subject to annual review by the Compensation Committee and the Board of Directors for discretionary periodic increases in accordance with the Company’s compensation policies. Additionally, Mr. Schoenberger is entitled to participation in the Company’s SERP, as previously approved by the Board of Directors, and all other employee benefit plans made available by the Company. Mr. Schoenberger is also entitled to participate in all executive benefit and incentive plans, which includes the Management Incentive Plan and the Restricted Stock Plan. The Agreement also provides that the Change of Control Agreement entered into on February 6, 1998, between Mr. Schoenberger and the Company shall remain in effect.

Under the terms of the Agreement, the Board of Directors may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the Agreement for any reason other than death, disability or cause, or if Mr. Schoenberger terminates his employment because of a constructive termination, the Company shall pay Mr. Schoenberger a combination of (i) base pay at the rate in effect on the date of employment termination, and (ii) an annual amount equal to the average of the annual Incentive Plan award received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, which have a total present value as of December 31, 2006, of $1,185,810, which shall be paid in equal monthly installments for a period of 24 months in accordance with the Company’s regular payroll policies. Mr. Schoenberger shall also be entitled to continuation of all benefits for a period of two years following the date of termination, which have a value of $36,556, as of December 31, 2006. If during that two-year period Mr. Schoenberger shall secure full-time employment, the Company’s obligation to provide benefits shall cease.

If Mr. Schoenberger terminates his employment for any reason other than constructive termination, or if his employment is terminated due to his death, or if the Company terminates Mr. Schoenberger’s employment as a result of disability or cause, the Company shall have no obligation under the Agreement.

The Agreement also contains provisions that prohibit Mr. Schoenberger from engaging in any business that is competitive with the Company’s business, soliciting any employee to leave the employment of the Company for employment with a competitive Company, or diverting any business of the Company to a competitive Company for a period of two years following termination. Mr. Schoenberger is also prohibited under the terms of the Agreement from disclosing any confidential information at any time or for any reason, and from disclosing any negative, adverse or derogatory information about the Company, its management, or about any product or service that the Company provides, or about the Company’s prospects for the future at any time or for any reason.

Definition of Change of Control and Adverse Employment Action

A change of control is defined in the Change of Control Agreements as:

(i)	Unitil receives a report on Schedule 13D filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(ii)	any person, group, corporation or other entity other than Unitil, or a wholly-owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner, directly or indirectly, of 25% or more of the outstanding common stock of Unitil;

(iii)	the shareholders of Unitil approve:

(a)	any consolidation or merger of Unitil in which Unitil is not the surviving corporation, or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders, before such transaction, will be the owners of more than 75% of all classes of voting stock of the surviving entity), or

(b)	any sale, lease, exchange or other transfer of all or substantially all the assets of Unitil; or

(iv)	there shall have been a change in a majority of the members of the Board of Directors of Unitil within a 25-month period unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 25-month period. Should the change of control be shareholder approved, and if the Board of Directors determines the approved transaction will not be completed and is abandoned prior to any termination of the employee’s employment, a change of control shall no longer be in effect and the provisions of any Change of Control Agreement shall continue as if a change of control had not occurred.

An adverse employment action is defined in the Change of Control Agreements as any:

(i)	material demotion in the position held with the Company that would cause the employee’s position with the Company to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, a change from being a senior officer of a publicly-held company or a diminution in perquisites to which the employee is currently entitled, but excluding for this purpose, changes to individuals, groups, positions, or divisions that report to the employee or the person or persons to whom the employee reports,

(ii)	assignment or reassignment by the Company of the employee to another place of employment more than 50 miles from the employee’s current place of employment,

(iii)	liquidation, dissolution, consolidation or merger of the Company, or transfer of all or substantially all of its assets, other than a transaction in which a successor corporation with a net worth at least equal to that of the Company assumes the Change of Control Agreement and all obligations and undertakings of the Company,

(iv)	reduction in the employee’s total compensation or any specific component of compensation, except as part of a salary reduction program affecting the management employees of the Company and its subsidiaries generally,

(v)	other material breach of the Change of Control Agreement by the Company, or

(vi)	if there is a termination of the Service Agreement by and between the Company and Unitil Service Corp. dated as of January 23, 1985, as amended.

II.  As to Other Matters to Come Before the Meeting

The Board of Directors does not intend to bring before the meeting any matters other than the Election of Directors referred to above and knows of no other matters that may properly come before the meeting. If any other matters or motions come before the meeting, and Unitil does not have notice of the matter on or before March 6, 2007, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

The Audit Committee has selected and employed the firm of Vitale, Caturano & Company, Ltd. (“VCC”) as Unitil’s independent certified public accountants to audit Unitil’s financial statements for the fiscal year 2006. A representative of VCC will be present at the meeting and will be available to respond to appropriate questions. It is not anticipated that the VCC representative will make a prepared statement at the meeting, however, he or she will be free to do so, if desired.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for the 2008 annual meeting of shareholders must be received by Unitil at its Corporate Headquarters not later than November 3, 2007. Any shareholder proposal for consideration at the 2008 annual meeting will be considered untimely unless received by Unitil at its corporate headquarters not later than January 20, 2008.

Solicitation of Proxies

This proxy statement is being first sent to common shareholders on or about March 2, 2007. Unitil is asking for your proxy and will pay all of the costs associated with asking for shareholder proxies for the 2007 annual meeting. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held in street name, and Unitil will reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

Unitil will furnish without charge to any shareholder entitled to vote and to any beneficial owner of shares entitled to be voted at the annual meeting of common shareholders, to be held April 19, 2007, a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year 2006, upon written request to Mark H. Collin, Senior Vice President, Chief Financial Officer & Treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720.

002CS-13113

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   Ú

A	Proposals — The Board of Directors recommends a vote FOR each of the nominees listed below.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Michael J. Dalton	☐	☐	02 - Edward F. Godfrey	☐	☐	03 - Eben S. Moulton	☐	☐

This proxy will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted in favor of the election of the three directors listed in Item 1.

PLEASE RETURN THIS PROXY PROMPTLY.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

	C 1234567890 J N T 3 0 C V C O Y # # # 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

Directions to Unitil’s Corporate Headquarters

6 Liberty Lane West

Hampton, New Hampshire

From Route 95

Take New Hampshire Exit 2. Immediately after the toll booth bear left onto Route 101 East. Cross back over Route 95, then take the first exit (Exit 13), and follow signs for Liberty Lane/Route 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under Route 95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

From Route 101 East

Take Exit 13 and follow signs for Liberty Lane/Route 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under Route 95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

Please call 800-999-6501 if you would like additional information.

Ú    PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   Ú

Proxy — Unitil Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 19, 2007, at 10:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.